Exhibit 99.1

Anthera Announces Termination of Blisibimod Partnership in Japan by Zenyaku

•	Anthera will regain all worldwide rights for blisibimod without cost
•	No patients were enrolled in the BRIGHT-SC study or any other clinical study in Japan
•	Zenyaku is required to continue various funding obligations during the termination period
•	No effect on blisibimod lupus program or Sollpura development program
•	BRIGHT-SC clinical study in patients with IgA Nephropathy will continue

HAYWARD, Calif., September 14, 2015 /Globe Newswire/ -- Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH) today announced receipt of a termination notice from its development partner in Japan, Zenyaku, terminating the December 2014 Collaboration and License Agreement (the “License Agreement”) effective January 7, 2016.  The termination was “at will” and alleged no breach of the License Agreement by Anthera.  At the time of the notification, no patients had been enrolled in any blisibimod clinical studies in the Zenyaku territory and Zenyaku had not purchased any blisibimod product from Anthera.

“Progress of blisibimod in Japan, particularly for IgA nephropathy, has been disappointing,” said Paul F. Truex, Anthera's President and Chief Executive Officer. “Zenyaku’s termination of the License Agreement will provide flexibility for us to pursue a potentially optimized development path for blisibimod in IgA nephropathy and facilitate discussions with alternative partners in Asia at the appropriate time.  As a result of our financing efforts over the past twelve months, including Zenyaku’s substantial equity investments and cost reimbursements, we remain well funded to advance the development of blisibimod and Sollpura.”

As previously disclosed, Anthera entered into a collaboration and license agreement with Zenyaku in December 2014.  The License Agreement required Zenyaku, subject to mutually agreed timelines, to develop and commercialize blisibimod in Japan.  Prior to the notification of termination Zenyaku purchased $9.0 million of Anthera common stock at a thirty-percent premium to a trailing market price.

“Regaining full worldwide control of blisibimod development, and in particular the IgA nephropathy program, is exciting as we are now free to consider additional approaches including the potential examination of the clinical data from the BRIGHT-SC study at an earlier time point than originally planned,” said Anthera’s Chief Medical officer, Dr. Colin Hislop. “The BRIGHT-SC study remains fully blinded and will continue as planned with all currently enrolled patients continuing to follow the protocol.”

About Blisibimod

Blisibimod is a selective peptibody antagonist of the B-cell activating factor (BAFF) cytokine that is initially being developed as a treatment for lupus and IgA nephropathy. BAFF is a tumor necrosis family member and is critical to the development, maintenance and survival of B-cells. It is primarily expressed by macrophages, monocytes and dendritic cells and interacts with three different receptors on B-cells including BAFF receptor, or BAFF-R, B-cell maturation, or BCMA, and transmembrane activator and cyclophilin ligand interactor, or TACI. The BAFF-R receptor is expressed primarily on peripheral B-cells. Blisibimod consists of a novel BAFF binding domain fused to the N-terminus of the Fc region of human antibody. Blisibimod binds to BAFF and inhibits the interaction of BAFF with its receptors. The role of BAFF in lupus has recently been clinically validated in multiple late-stage clinical studies with anti-BAFF antibodies. We intend to advance the development of our BAFF antagonist, blisibimod, to exploit its broad potential clinical utility in autoimmune diseases, with initial focus on lupus. Blisibimod demonstrates anti-BAFF activity and has been shown to be safe and effective in selectively modulating and reducing B-cells in Phase 1 and Phase 2 clinical studies in lupus patients.

About Anthera Pharmaceuticals, Inc.

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including lupus, lupus with glomerulonephritis, IgA nephropathy, and exocrine pancreatic insufficiency due to cystic fibrosis. Additional information on the Company can be found at www.anthera.com.

About Zenyaku Kogyo

Zenyaku Kogyo is a privately-held Japanese pharmaceutical company headquartered in Tokyo, Japan. The company is marketing in Japan dermatological and anti-cancer drugs including Rituxan™, an anti-CD20 antibody for the treatment B-cell Non-Hodgkin's Lymphoma. The company also has an OTC consumer health care business including Dickinin, a cold symptom relief medication.  Zenyaku Kogyo's ongoing research interests are focused on cancer, autoimmune diseases, and antibody therapeutics. For additional information in Japanese, please visit www.zenyaku.co.jp.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-Q for the quarter ended June 30, 2015. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

Contact Information:

Nikhil Agarwal of Anthera Pharmaceuticals, Inc.
nagarwal@anthera.com or 510.856.5600x5621